EXHIBIT 107

Calculation of Filing Fee Tables

424H
(Form Type)

Carvana Receivables Depositor LLC

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit(1)	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee(2)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Asset Backed Securities	Asset Backed Notes, Series 2026-P3	457(s)	$1,550,308,037.65	100%	$1,550,308,037.65	0.00013810	$214,097.54
	Other	Grantor Trust Certificate(3)	(3)	(3)	(3)	(3)	(3)	(3)
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
Total Offering Amounts						$1,550,308,037.65		$214,097.54
Total Fees Previously Paid								$0.00
Total Fee Offsets								$0.00
Net Fee Due								$214,097.54

(1)	Estimate solely for purposes of calculating registration fee.

(2)	Pursuant to Rule 456(c) of the General Rules and Regulations under the Securities Act of 1933, as amended, the registration fee related to the asset-backed notes registered hereby is paid herewith.

(3)	The grantor trust certificate (“Grantor Trust Certificate”) will be issued by the grantor trust formed by the Registrant and held by the issuing entity. No registration fee is required to be paid in connection with registration of the Grantor Trust Certificate in accordance with Rule 457(t) of the Securities Act.